Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN APPOINTS ROBERT A. BRADWAY PRESIDENT

AND CHIEF OPERATING OFFICER

THOUSAND OAKS, Calif. (April 26, 2010) – Amgen (NASDAQ: AMGN) today announced that the Board of Directors has appointed Robert A. Bradway president and chief operating officer (COO), effective May 11. In this new role, Bradway will report to Kevin Sharer, Amgen’s chairman and chief executive officer, and will be responsible for the company’s Global Commercial Operations, Manufacturing Operations, Strategy & Corporate Development, Information Technology, Global Government Affairs and Compliance.

Bradway, 47, has served as the company’s executive vice president and chief financial officer (CFO) since April 2007. He joined Amgen in 2006 as vice president, Operations Strategy. Prior to joining the company, he was a managing director at Morgan Stanley in London where he had responsibility for the firm’s banking department and corporate finance activities in Europe. Bradway joined Morgan Stanley in New York as a health care industry investment banker in 1985 and moved to London in 1990 where he served as head of the firm’s international health care investment banking activities until assuming broader corporate finance management responsibilities.

The company also announced that George J. Morrow, 58, executive vice president of Global Commercial Operations, will retire effective January 31, 2011. Until that time, Morrow will be reporting to Sharer and will be involved in the preparations for the company’s launch of ProliaTM (denosumab) and work on a variety of strategic projects.

“Bob Bradway is an outstanding executive with significant potential who is Amgen’s new President and COO. He earned it,” Sharer said. “We note with deep appreciation and respect the exceptional accomplishment and contribution of George Morrow to the success of Amgen during the last decade as we grew from $3.6 billion to $15 billion in revenue and served over 18 million patients worldwide. George will be focused on the success of ProliaTM worldwide for the balance of the year and will work with Bob and me on strategic initiatives and public policy. The new commercial leadership team that will report to Bob and take over day-to-day responsibility from George is seasoned and ready,” Sharer added.

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Morrow became executive vice president of Worldwide Sales and Marketing for Amgen in January 2001, and executive vice president, Global Commercial Operations in April 2003. Prior to Amgen, he was president and chief executive officer of Glaxo Wellcome Inc., a subsidiary of GlaxoSmithKline plc.

Effective May 11, Michael A. Kelly, 53, Amgen’s vice president of Finance and chief accounting officer, will serve as acting CFO. Kelly joined Amgen in 2003 and has served as chief accounting officer since 2005.

“Michael Kelly is an able and experienced financial executive who will be the interim CFO reporting to me as we conduct an external search for a permanent CFO,” Sharer said.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit http://www.amgen.com/.

CONTACT: Amgen, Thousand Oaks

David Polk, 805-447-4613 (media)

Arvind Sood, 805-447-1060 (investors)